                         NORTHSTAR REALTY FINANCE CORP.

                      ARTICLES OF AMENDMENT AND RESTATEMENT

         FIRST: NorthStar Realty Finance Corp., a Maryland corporation (the
"Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

         SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I
                                  INCORPORATOR

         Michael D. Schiffer, whose address is c/o Venable LLP, Suite 1800, Two
Hopkins Plaza, Baltimore, Maryland 21201, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on October 7,
2003.

                                   ARTICLE II
                                      NAME

         The name of the corporation (the "Corporation") is: NorthStar Realty
Finance Corp.

                                   ARTICLE III
                                     PURPOSE

         The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of
1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.

                                   ARTICLE IV
                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The address of the principal office of the Corporation in the State of
Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street,
Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post address is 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a
Maryland corporation.

                                    ARTICLE V
                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

         Section 5.1 Number of Directors. The business and affairs of the
Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation currently is two, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General
Corporation Law (the "MGCL"). The names of the current directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

                                David T. Hamamoto
                                W. Edward Scheetz

The directors of the Corporation may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of

                                      -2-

Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

         The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred. The Corporation may not elect to be subject to
Section 3-803 of the MGCL.

         Section 5.2 Extraordinary Actions. Except as specifically provided in
Section 5.8 (relating to removal of directors) and in Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

         Section 5.3 Authorization by Board of Stock Issuance. The Board of
Directors may authorize the issuance from time to time of shares of stock of the
Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

         Section 5.4 Preemptive Rights and Appraisal Rights. Except as may be
provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant

                                      -3-

to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General
Corporation Law or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

         Section 5.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the
Corporation. The Corporation shall have the power, with the approval of the
Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

         Section 5.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the
Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and

                                      -4-

conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged);
the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or
any other matter relating to the business and affairs of the Corporation.

         Section 5.7 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of
Directors determines that it is no longer in the best interests of the
Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to
Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

         Section 5.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of at least two thirds of the votes entitled to be cast generally in the election of directors.

                                      -5-

                                   ARTICLE VI
                                      STOCK

         Section 6.1 Authorized Shares. The Corporation has authority to issue
750,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock,
$.01 par value per share ("Common Stock"), 250,000,000 shares of Preferred
Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $7,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, without any action by the stockholders of the
Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

         Section 6.2 Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The
Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

         Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

         Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to

                                      -6-

the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of
Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the
Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

         Section 6.5 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.

                                   ARTICLE VII
                 RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

         Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

         Aggregate Stock Ownership Limit. The term "Aggregate Stock Ownership
Limit" shall mean not more than 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of
Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

         Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of
Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 544 of the Code, as modified by Section 856(h)(1)(B) of the

                                      -7-

Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned"
shall have the correlative meanings.

         Business Day. The term "Business Day" shall mean any day, other than a
Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         Capital Stock. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

         Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

         Charter. The term "Charter" shall mean the charter of the Corporation, as that term is defined in the MGCL.

         Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         Common Stock Ownership Limit. The term "Common Stock Ownership Limit"
shall mean not more than 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the
Corporation in good faith, which determination shall be conclusive for all purposes hereof.

         Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of
Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of
Section 318(a) of the Code, as modified by Section

                                      -8-

856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and
"Constructively Owned" shall have the correlative meanings.

         ERISA. The term "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

         ERISA Investor. The term "ERISA Investor" shall mean (i) an employee benefit plan as defined in Section 3(3) of ERISA, whether or not subject to
ERISA, or a plan described in section 4975 of the Code (including, without limitation, foreign plans and governmental plans) (each, a "Plan"), (ii) an entity whose underlying assets include (pursuant to the Plan Asset Regulation)
the assets of a Plan by reason of the Plan's direct or indirect investment in such entity, or (iii) an entity that otherwise constitutes a benefit plan investor within the meaning of the Plan Assets Regulation.

         Excepted Holder. The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 7.2.7.

         Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

         Initial Date. The term "Initial Date" shall mean the date upon which the Company completes its initial public offering.

         Insignificant Participation Exception. The term "Insignificant
Participation Exception" shall mean the exception under the Plan Assets
Regulation which provides that an ERISA Investor's assets will not include any of the underlying assets of an entity in which it invests if at all times less than 25% of the value of each class of equity interests in the entity is held by
ERISA Investors as determined under such Plan Assets Regulation.

         Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the
Closing Price for such Capital

                                      -9-

Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System
or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

         MGCL. The term "MGCL" shall mean the Maryland General Corporation Law, as amended from time to time.

         NYSE. The term "NYSE" shall mean the New York Stock Exchange.

         Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or
501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the
Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934,
as amended, and a group to which an Excepted Holder Limit applies.

                                      -10-

         Plan Assets Regulation. The term "Plan Assets Regulation" shall mean
Section 2510.3-101 of the regulations of the Department of Labor.

         Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section
7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

         REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

         Restriction Termination Date. The term "Restriction Termination Date"
shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a
REIT or that compliance with the restrictions and limitations on Beneficial
Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a
REIT.

         Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital
Stock or the right to vote or receive dividends on Capital Stock, including (a)
the granting or exercise of any option (or any disposition of any option), (b)
any disposition of any securities or rights convertible into or exchangeable for
Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock;
in each case, whether voluntary or involuntary, whether owned of record,
Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

                                      -11-

         Trust. The term "Trust" shall mean any trust provided for in Section
7.3.1.

         Trustee. The term "Trustee" shall mean the Person unaffiliated with the
Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

         Section 7.2 Capital Stock.

               Section 7.2.1 Ownership Limitations.

                    (a) Basic Restrictions.

                         (i) During the period commencing on the Initial Date
and prior to the Restriction Termination Date (1) no Person, other than an
Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital
Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of
Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted
Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

                         (ii) During the period commencing on the Initial Date
and prior to the Restriction Termination Date, no Person shall Beneficially or
Constructively Own shares of Capital Stock to the extent that such Beneficial or
Constructive Ownership of Capital Stock would result in the Corporation being
"closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to,
Beneficial or Constructive Ownership that would result in the Corporation owning
(actually or Constructively) an interest in a tenant that is described in
Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

                         (iii) During the period commencing on the Initial Date
and prior to the Restriction Termination Date, notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction

                                      -12-

entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons
(determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of
Capital Stock.

                         (iv) During the period commencing on the Initial Date
and prior to the date that either (1) each class of Capital Stock qualifies as a class of "publicly-offered securities" (within the meaning of Section
2510.3-101(b)(2) of the Plan Assets Regulation) or (2) the Corporation qualifies for another exception to the Plan Assets Regulation (other than the
Insignificant Participation Exception), no Transfer shall occur that, if effective, would result in 25% or more of any class of Capital Stock being
Beneficially Owned by one or more ERISA Investors.

                    (b) Violations of Basic Restrictions. If any Transfer of
shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or
Constructively Owning shares of Capital Stock in violation of Section
7.2.1(a)(i), (ii) or (iv):

                         (i) then, for each such investor except an ERISA
Investor, that number of shares of the Capital Stock the Beneficial or
Constructive Ownership of which otherwise would cause such Person to violate
Section 7.2.1(a)(i) or (ii) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable
Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

                         (ii) (1) if the transfer to the Trust described in
clause (i) of this Section 7.2.1(b) would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii) or (2) if the investor is an ERISA Investor, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii)

                                      -13-

or (iv) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

               Section 7.2.2 Remedies for Breach. If the Board of Directors of
the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of
Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of
Section 7.2.1 shall automatically result in the transfer to the Trust described above for any investor except an ERISA Investor, and, where applicable, such
Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

               Section 7.2.3 Notice of Restricted Transfer. Any Person who
acquires or attempts or intends to acquire Beneficial Ownership or Constructive
Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a)
or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the
Corporation may request in order to determine the effect, if any, of such
Transfer on the Corporation's status as a REIT.

               Section 7.2.4 Owners Required To Provide Information. From the
Initial Date and prior to the Restriction Termination Date:

                                      -14-

                    (a) every owner of five percent or more (or such lower
percentage as required by the Code or the Treasury Regulations promulgated thereunder in order for the corporation to avoid the imposition of penalties under Section 857(f)(2) of the Internal Revenue Code) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock
Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

                    (b) each Person who is a Beneficial or Constructive Owner of
Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

               Section 7.2.5 Remedies Not Limited. Subject to Section 5.7 of the
Charter, nothing contained in this Section 7.2 shall limit the authority of the
Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

               Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation
shall have the power to determine the application of the provisions of this
Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such

                                      -15-

action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial or Constructive Ownership of
Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Stock which, but for such remedies, would have been
Beneficially Owned or Constructively Owned (but not actually owned) by such
Person, pro rata among the Persons who actually own such shares of Stock based upon the relative number of the shares of Stock held by each such Person.

               Section 7.2.7 Exceptions.

                    (a) Subject to Section 7.2.1(a)(ii), the Board of Directors
of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Common
Stock Ownership Limit, as the case may be, and may establish or increase an
Excepted Holder Limit for such Person if:

                         (i) the Board of Directors obtains such representations
and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such shares of Capital
Stock will violate Section 7.2.1(a)(ii);

                         (ii) such Person does not and represents that it will
not own, actually or Constructively, an interest in a tenant of the Corporation
(or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9%
interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such
Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the
Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the
Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

                                      -16-

                         (iii) such Person agrees that any violation or
attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6)
will result in such shares of Capital Stock being automatically transferred to a
Trust or the Transfer of such Capital Stock being void ab initio in accordance with Sections 7.2.1(b) and 7.3.

                    (b) Prior to granting any exception pursuant to Section
7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the
Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                    (c) Subject to Section 7.2.1(a)(ii), an underwriter which
participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially
Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock
Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

                    (d) The Board of Directors may only reduce the Excepted
Holder Limit for an Excepted Holder: (1) with the written consent of such
Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No
Excepted Holder Limit shall be reduced to a percentage that is less than the
Common Stock Ownership Limit.

                    (e) The Board of Directors, upon receipt of a ruling from
the Department of Labor or an opinion of counsel in each case to the effect that the Corporation will

                                      -17-

not fail to qualify for the Insignificant Participation Exception or another applicable exception to the Plan Asset Regulation, may exempt an ERISA Investor from the restriction contained in Section 7.2.1(a)(iv), provided that the Board of Directors obtains such representations and undertakings from such ERISA
Investor as are reasonably necessary to ascertain the foregoing.

               Section 7.2.8 Increase in Aggregate Stock Ownership and Common
Stock Ownership Limits. Subject to Section 7.2.1 (a)(ii), the Board of Directors
may from time to time increase the Common Stock Ownership Limit and the
Aggregate Stock Ownership Limit for one or more Persons and decrease the Common
Stock Ownership Limit and the Aggregate Stock Ownership Limit for all other
Persons; provided, however, that the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose percentage ownership in Stock is in excess of such decreased Common Stock
Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such
Person's percentage of Stock equals or falls below the decreased Common Stock
Ownership Limit and/or Aggregate Stock Ownership Limit, but any further acquisition of Stock in excess of such percentage ownership of Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership
Limit and, provided further, that the new Common Stock Ownership Limit and/or
Aggregate Stock Ownership Limit would not allow five or fewer Persons to
Beneficially Own more than 49.9% in value of the outstanding Stock.

               Section 7.2.9 Legend. Each certificate for shares of Capital
Stock shall bear substantially the following legend:

               The shares represented by this certificate are
               subject to restrictions on Beneficial and
               Constructive Ownership and Transfer for the
               purpose, among others, of the Corporation's
               maintenance of its

               status as a Real Estate Investment Trust under the
               Internal Revenue Code of 1986, as amended (the
               "Code") and for certain other purposes under the
               Employee Retirement Income Security Act of 1974,
               as amended ("ERISA"). Subject to certain further
               restrictions and except as expressly provided in
               the Corporation's Charter, (i) no Person may
               Beneficially or Constructively Own shares of the
               Corporation's Common Stock in excess of 9.8
               percent (in value or number of shares) of the
               outstanding shares of Common Stock of the
               Corporation unless such Person is an Excepted
               Holder (in which case the Excepted Holder Limit
               shall be applicable); (ii) no Person may
               Beneficially or Constructively Own shares of
               Capital Stock of the Corporation in excess of 9.8
               percent of the value of the total outstanding
               shares of Capital Stock of the Corporation, unless
               such Person is an Excepted Holder (in which case
               the Excepted Holder Limit shall be applicable);
               (iii) no Person may Beneficially or Constructively
               Own Capital Stock that would result in the
               Corporation being "closely held" under Section
               856(h) of the Code or otherwise cause the
               Corporation to fail to qualify as a REIT; (iv) no
               Person may Transfer shares of Capital Stock if
               such Transfer would result in the Capital Stock of
               the Corporation being owned by fewer than 100
               Persons; and (v) no Person may Beneficially Own
               shares of Capital Stock that would result in 25%
               or more of any class of the Equity Stock being
               Beneficially Owned by one or more ERISA Investors
               until such class qualifies as "publicly offered
               securities" within the meaning of Section
               2510.3-101 of the regulations of the Department of
               Labor or until another exception to such
               regulation applies. Any Person who Beneficially or
               Constructively Owns or attempts to Beneficially or
               Constructively Own shares of Capital Stock which
               causes or will cause a Person to Beneficially or
               Constructively Own shares of Capital Stock in
               excess or in violation of the above limitations
               must immediately notify the Corporation. If any of
               the restrictions on transfer or ownership are
               violated, the shares of Capital Stock represented
               hereby will be automatically transferred to a
               Trustee of a Trust for the benefit of one or more
               Charitable Beneficiaries, except if the Beneficial
               or Constructive Owner of such Capital Stock is an
               ERISA Investor. A Transfer to an ERISA Investor
               who attempts to Beneficially or Constructively Own
               shares of Capital Stock which causes or will cause
               such ERISA Investor to Beneficially or
               Constructively Own shares of Capital Stock in
               excess or in violation of the above limitations
               shall be void ab initio to the extent that such
               limitation is exceeded. In addition, the
               Corporation may redeem shares upon the terms and
               conditions specified by the Board of Directors in
               its sole discretion if the Board of Directors
               determines that ownership or a Transfer or

                                      -19-

               other event may violate the restrictions described
               above. Furthermore, upon the occurrence of certain
               events, attempted Transfers in violation of the
               restrictions described above may be void ab
               initio. All capitalized terms in this legend have
               the meanings defined in the charter of the
               Corporation, as the same may be amended from time
               to time, a copy of which, including the
               restrictions on transfer and ownership, will be
               furnished to each holder of Capital Stock of the
               Corporation on request and without charge.
               Requests for such a copy may be directed to the
               Secretary of the Corporation at its Principal
               Office.

         Instead of the foregoing legend, the certificate may state that the
Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

         Section 7.3 Transfer of Capital Stock in Trust.

               Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the
Corporation and shall be a Person unaffiliated with the Corporation and any
Prohibited Owner. Each Charitable Beneficiary shall be designated by the
Corporation as provided in Section 7.3.6.

               Section 7.3.2 Status of Shares Held by the Trustee. Shares of
Capital Stock held by the Trustee shall be issued and outstanding shares of
Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by

                                      -20-

the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

               Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of
Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the
Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited
Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable
Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article
VII, until the Corporation has received notification that shares of Capital
Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

                                      -21-

               Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the
Prohibited Owner and to the Charitable Beneficiary as provided in this Section
7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the
Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited
Owner received an amount for such shares that exceeds the amount that such
Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

                                      -22-

               Section 7.3.5 Purchase Right in Stock Transferred to the Trustee.
Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market
Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the
Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII.
The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

               Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable
Beneficiary and (ii) each such organization must be described in Section
501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the
Code.

         Section 7.4 NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national

                                      -23-

securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this
Article VII.

         Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

         Section 7.6 Non-Waiver. No delay or failure on the part of the
Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE VIII
                                   AMENDMENTS

         The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation. Any amendment to Section 5.8 or this sentence of the charter shall require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

                                      -24-

                                   ARTICLE IX
                             LIMITATION OF LIABILITY

         To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

         THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

         FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the charter.

         SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

         SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was
1,000, consisting of 1,000 shares of Common Stock, $.01 par value per share and no shares of Preferred Stock. The aggregate par value of all shares of stock having par value was $10.

         EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 750,000,000, consisting of 500,000,000 shares of Common Stock, $.01 par value per share, and

                                      -25-

250,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $7,500,000.

         NINTH: The undersigned President acknowledges these Articles of
Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned
President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                                      -26-

         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment and Restatement to be signed in its name and on its behalf by its
President and attested to by its Secretary on this 15th day of April, 2004.

ATTEST:                                NORTHSTAR REALTY FINANCE CORP.

/s/ Mark E. Chertok                    By: /s/ David T. Hamamoto (SEAL)
------------------------------------       ---------------------
Mark E. Chertok                            David T. Hamamoto
Secretary                                  President

                                      -27-